UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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ING PARTNERS, INC.
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ING BARON ASSET PORTFOLIO

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposal to be voted on.

Q:                                  Why is a shareholder meeting being held?

A:                                   The Board of Directors (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING Baron Asset Portfolio (“Baron Asset Portfolio”), which is scheduled for 10:00 a.m., Local time, on August 10, 2010, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034. At the Special Meeting, shareholders of Baron Asset Portfolio will be asked to vote on the proposed reorganization (the “Reorganization”) of Baron Asset Portfolio with and into ING MidCap Opportunities Portfolio (“MidCap Opportunities Portfolio”) (each a “Portfolio” and collectively, the “Portfolios”).

Q:                                  Why is the Reorganization being recommended?

A:                                   The Reorganization is one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the substantial overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds.  Directed Services LLC (“DSL”) also believes that the reorganizations may benefit portfolio shareholders by resulting in surviving portfolios with a greater asset base. This is expected to provide greater investment opportunities for each surviving portfolio and the potential to take larger portfolio positions.

Q:                                  What are some similarities and differences between Baron Asset Portfolio and MidCap Opportunities Portfolio?

A:

•                  Both Portfolios have similar investment objectives - Baron Asset Portfolio seeks capital appreciation, while MidCap Opportunities Portfolio seeks long-term capital appreciation;

•                  Both Portfolios invest in mid-capitalization companies; under normal market conditions, Baron Asset Portfolio invests primarily in the securities of mid-sized growth companies with market capitalizations of $1.5 billion to $12 billion as measured at the time of purchase, while MidCap Opportunities Portfolio invests at least 80% of its net assets (plus borrowings for investment purposes) in the common stocks of mid-sized U.S. companies.  For MidCap Opportunities Portfolio, mid-sized companies are those companies with market capitalizations that fall within the range of companies in the Russell Midcap® Growth Index at the time of purchase;

•                  The sub-adviser to Baron Asset Portfolio seeks to identify investments for the Portfolio through its fundamental analysis and may have the Portfolio take large positions in companies in which the sub-adviser has great conviction, while the sub-adviser to, MidCap Opportunities Portfolio uses a stock selection process that combines quantitative screening with fundamental analysis to select investments for that Portfolio;

•                  Baron Asset Portfolio has a shorter operational history as it commenced operations on January 3, 2006, while MidCap Opportunities Portfolio was launched on May 5, 2000;

•                  DSL and Bamco, Inc. are the investment adviser and sub-adviser, respectively, to Baron Asset Portfolio, while ING Investments, LLC (“ING Investments”) and ING Investment Management Co. are the investment adviser and sub-adviser, respectively, to MidCap Opportunities Portfolio;

•                  Both the gross and net expense ratios for shareholders of all classes of the disappearing Baron Asset Portfolio are expected to decrease as a result of the Reorganization; and

•                  Each Portfolio is distributed by ING Funds Distributor, LLC (“IFD”).

Q:                                  How do the management fees and other expenses of Baron Asset Portfolio and MidCap Opportunities Portfolio compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for shares of each Portfolio are shown in the following table. For detailed information about the Portfolios’ expenses, including each Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please see the section titled “COMPARISON OF FEES AND EXPENSES” and the table titled “Annual Portfolio Operating Expenses” on pages 6-7 of the Proxy Statement/Prospectus.

Gross Expenses Before the Reorganization(1):

	ADV Class	Class I	Class S	Class S2
Baron Asset Portfolio	1.85%	1.35%	1.60%	1.85%

MidCap Opportunities Portfolio	1.41%	0.91%	1.16%	1.41%

Net Expenses Before the Reorganization (After Fee Waiver)

	ADV Class	Class I	Class S	Class S2
Baron Asset Portfolio(2)	1.55%	1.05%	1.30%	1.45%

MidCap Opportunities Portfolio(2) (3)	1.36%	0.86%	1.11%	1.26%

After the Reorganization: MidCap Opportunities Portfolio Pro Forma

	ADV Class	Class I	Class S	Class S2
Gross estimated expenses	1.41%	0.91%	1.16%	1.41%
Net estimated expenses(2) (3)	1.36%	0.86%	1.11%	1.26%

(1)       The Portfolios’ expenses are based on each Portfolio’s actual expenses for the fiscal year ended December 31, 2009.

(2)       Each Portfolio’s investment adviser is contractually obligated to limit expenses of the respective Portfolio through at least May 1, 2011, subject to possible recoupment by the adviser within three years. The obligation does not extend to interest, taxes, brokerage commissions, extraordinary expenses and Acquired Fund Fees and Expenses. Each expense limitation agreement is automatically renewed for one-year terms unless terminated by the Portfolio or the adviser upon written notice at least 90 days prior to the end of the then current term or upon termination of the management agreement. IFD is also contractually obligated to waive a portion of the distribution fee for each Portfolio’s Class S2 shares through May 1, 2011. There is no guarantee the fee waiver will continue after May 1, 2011. The waiver will continue only if the distributor elects to renew it.

(3)          ING Investments is contractually obligated to further limit expenses of MidCap Opportunities Portfolio through May 2, 2011. There is no guarantee the additional expense limit will continue after May 2, 2011.

Q:                                  How will the Reorganization be effected?

A:                                   Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of Baron Asset Portfolio to MidCap Opportunities Portfolio in exchange for shares of beneficial interest of MidCap Opportunities Portfolio;

•                  the assumption by MidCap Opportunities Portfolio of the liabilities of Baron Asset Portfolio known as of the Closing Date (as described below);

•                  the distribution of shares of MidCap Opportunities Portfolio to the shareholders of Baron Asset Portfolio; and

•                  the complete liquidation of Baron Asset Portfolio.

As a result of the Reorganization, each owner of ADV Class, Class I, Class S and Class S2 shares of Baron Asset Portfolio would become a shareholder of the corresponding share class of MidCap Opportunities Portfolio.  The Reorganization is expected to be effective on August 21, 2010, or such other date as the parties may agree (the “Closing Date”).

Shares of MidCap Opportunities Portfolio would be distributed to shareholders of Baron Asset Portfolio so that each shareholder would receive a number of full and fractional shares of MidCap Opportunities Portfolio equal to the aggregate value of shares of Baron Asset Portfolio held by such shareholder.

Each shareholder will hold, immediately after the Closing Date, shares of MidCap Opportunities Portfolio having an aggregate value equal to the aggregate value of the shares of Baron Asset Portfolio held by that shareholder as of the close of business on the Closing Date.

Q:                                  Who will bear the costs of the Reorganization?

A:                                   The expenses relating to the proposed Reorganization will be borne by DSL (or an affiliate). The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs resulting from the sales or purchases of portfolio securities by MidCap Opportunities Portfolio after the Closing Date, which are ultimately borne by Portfolio shareholders.

Q:                                  What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:                                  Who is eligible to vote at the special meeting?

A:                                   Only shareholders of Baron Asset Portfolio at the close of business on May 14, 2010 (the “Record Date”) will be entitled to be present and give voting instructions for Baron Asset Portfolio at the Special Meeting with respect to their shares owned as of that Record Date.

Q:                                  How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of Baron Asset Portfolio approved this proposal and recommends that shareholders vote “FOR” the proposal.

Q:                                  What happens if shareholders do not approve the Proposal?

A:                                   If the Reorganization is not approved, the Board will consider various options with respect to Baron Asset Portfolio in accordance with applicable law.

Q:                                  How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:                                  Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.